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                                                                   EXHIBIT 99.4

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
   CREDIT SUISSE FIRST BOSTON CORPORATION                  MONTGOMERY SECURITIES
              11 MADISON AVENUE                            600 MONTGOMERY STREET
          NEW YORK, NEW YORK 10055                    SAN FRANCISCO, CALIFORNIA 94111
         1-800-704-8076 (TOLL FREE)                      1-800-438-6571 (TOLL FREE)
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           OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                      OF

                      GREAT WESTERN FINANCIAL CORPORATION

                                      FOR

                      A NUMBER OF SHARES OF COMMON STOCK

                                      OF
                           H. F. AHMANSON & COMPANY
                   EQUAL TO THE EXCHANGE RATIO STATED HEREIN

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
 CITY TIME, ON [DAY],     , 1997, UNLESS THE OFFER IS EXTENDED. SHARES
 WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.


                                                                 [      ], 1997

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

  We have been appointed by H. F. Ahmanson & Company, a Delaware corporation ("Ahmanson"), to act as Dealer Managers in connection with Ahmanson's offer to exchange a number of shares of Common Stock, par value $0.01 per share (the "Ahmanson Common Stock"), of Ahmanson (such number, the "Exchange Ratio") determined by dividing $50 by the average closing price of Ahmanson Common Stock on the New York Stock Exchange (the "NYSE") on the 20 trading days ending in the [third] trading day prior to the Expiration Date, subject to a maximum of 1.20 shares of Ahmanson Common Stock and a minimum of 1.10 shares of Ahmanson Common Stock for each outstanding share of Common Stock, par value $1.00 per share (each, a "Share" and collectively, the "Shares"), of Great Western Financial Corporation, a Delaware corporation ("Great Western"), including the associated common stock purchase rights (each, a "Right" and collectively, the "Rights" issued pursuant to the GWF Rights Plan, upon the
terms and subject to the conditions set forth in the Prospectus, dated [   ]
 , 1997 (the "Prospectus"), and in the related Letter of Transmittal (which together constitute the "Offer"), enclosed herewith.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE MINIMUM TENDER CONDITION, THE AHMANSON STOCKHOLDER APPROVAL CONDITION, THE RIGHTS PLAN AND DGCL 203 CONDITION, THE GWF/WAMU MERGER AGREEMENT CONDITION AND THE REGULATORY APPROVALS CONDITION (IN EACH CASE AS DEFINED IN THE PROSPECTUS). SEE "THE OFFER--MINIMUM TENDER CONDITION," "--AHMANSON STOCKHOLDER APPROVAL CONDITION," "--GWF/WAMU MERGER AGREEMENT CONDITION," "--REGULATORY APPROVALS CONDITION" AND "--CERTAIN OTHER CONDITIONS OF THE OFFER" IN THE PROSPECTUS.
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  For your information and for forwarding to your clients for whom you hold
Shares registered in your name or in the name of your nominees, or who hold Shares registered in their own names, we are enclosing the following documents:

    1. Prospectus dated [    ]  , 1997;

    2. Letter of Transmittal (together with accompanying Substitute Form W-9) to be used by holders of Shares in accepting the Offer and tendering Shares;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available, if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined in the Prospectus) or if the procedure for book-entry transfer cannot be completed on a timely basis;

    4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such client's instructions with regard to the Offer;

    5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    6. A return envelope addressed to the Exchange Agent.

  Ahmanson will not pay any fees or commissions to any broker or dealer or any other person (other than the fees of the Dealer Managers, the Information Agent and the Exchange Agent as described in the Prospectus) in connection with the solicitation of tenders of Shares and Rights pursuant to the Offer. Ahmanson will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Ahmanson will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, ON       , 1997, UNLESS THE OFFER IS
EXTENDED. EXCEPT AS OTHERWISE PROVIDED IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL, TENDERS ARE IRREVOCABLE.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, should be sent to the Exchange Agent, and certificates evidencing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

  If holders of Shares wish to tender Shares, but it is impracticable for them to forward their certificates or other required documents prior to the Expiration Date or to complete the procedure for delivery by book-entry transfer on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified under "The Offer--Procedure for Tendering" in the Prospectus.

  Any inquiries you may have with respect to the Offer should be addressed to the Dealer Managers or the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Prospectus.
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  Additional copies of the enclosed materials may be obtained from the undersigned, at Credit Suisse First Boston Corporation, telephone 1-800-704-8076 (Toll Free) or Montgomery Securities, telephone 1-800-438-6571
(Toll Free) or by calling the Information Agent, MacKenzie Partners, Inc. at
[    ] (Toll Free), or from brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,

                                          Credit Suisse First Boston
                                           Corporation
                                          Montgomery Securities

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF AHMANSON, THE DEALER MANAGERS, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.